UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2026

OS THERAPIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-42195	82-5118368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Pullman Crossing Road, Suite 103 Grasonville, Maryland	21638
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 297-7793

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	OSTX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

OS Therapies Incorporated

January 10, 2026

Item 1.01. Entry into a Material Definitive Agreement.

Warrant Exercise Inducement

On January 10, 2026, OS Therapies Incorporated (the “Company”) entered into inducement offer letter agreements (the “Inducement Letters”) with less than 10 accredited investors (the “Holders”) that hold certain existing warrants of the Company to purchase up to an aggregate of 5,382,148 shares of the Company’s common stock, originally issued to the Holders in connection with the Company’s previous warrant exercise inducement and exchange offerings held open from June 20, 2025 to July 10, 2025 and/or from August 29, 2025 to September 1, 2025 (the “Existing Warrants”).

Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants at a reduced exercise price of $1.40 per share (the “Inducement Exercise Price”) in consideration of the Company’s agreement to issue new common stock purchase warrants (the “New Warrants”) to purchase up to an aggregate of 5,382,148 shares of the Company’s common stock (the “New Warrant Shares”) at an exercise price of $1.40 per share, subject to adjustment as provided therein. The New Warrants will be immediately exercisable from the date of issuance and have a term of exercise of five years from such date.

Notwithstanding the foregoing, if the exercise of any Existing Warrant by a Holder would have resulted in such Holder exceeding the beneficial ownership limitation contained in the Existing Warrants, the Holder agreed to pre-fund the exercise of its Existing Warrants for cash at the Inducement Exercise Price, less $0.001 per share. Upon such pre-funding, the exercise price of the Holder’s Existing Warrants will be reduced to $0.001 per share (the “Remaining Exercise Price”), and such Existing Warrants will become exercisable for the Company’s common stock solely at the Remaining Exercise Price.

The Company has engaged a Securities Exchange Commission (“SEC”)-registered broker dealer and FINRA member (the “Solicitation Agent”) to act as its exclusive warrant solicitation agent in connection with the transactions contemplated by the Inducement Letters and has agreed to pay the Solicitation Agent a cash fee equal to 8.0% of the total gross cash proceeds received from the exercise or pre-funding by the Holders of their Existing Warrants during the Inducement Period (as defined below). The Company has also agreed to pay the Solicitation Agent up to $25,000 for its reasonable legal and other expenses.

The offering is being made to the Holders during the period beginning January 10, 2026 and ending at 11:59 p.m., Eastern time, on February 10, 2026 (the “Termination Date” and, such period, the “Inducement Period”). The offering may be consummated in one or more closings with respect to exercises or pre-fundings of the Existing Warrants, at such times and in such amounts as determined at the mutual discretion of the Company and the Solicitation Agent, which may be held at any time during the Inducement Period or within two business days following the Termination Date. The Company may, at any time and from time to time, in its discretion and with the consent of the Solicitation Agent, extend, terminate or suspend the Inducement Period prior to the Termination Date, or extend the time for a closing, upon written notice to the Holders without any obligation to extend or reopen the Inducement Period or extend the time for a closing thereafter. The Company expects to receive aggregate gross proceeds of approximately $7.5 million, before deducting Solicitation Agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds to support U.S. and international regulatory and pre-commercial efforts aimed at securing marketing authorizations for OST-HER2 in the prevention or delay of recurrent, fully resected, lung metastatic osteosarcoma, provide funding for the Company’s wholly owned subsidiary OS Animal Health’s proposed spinoff transaction preparations, and for general corporate purposes.

If the Company does not receive from the aggregate exercise price or pre-funding amount, as applicable, from a Holder within two business days following the Termination Date (“Final Funding Date”), the Company may, in its sole discretion, cancel the Holder’s warrant exercise or pre-funding, as applicable, in accordance with terms of the applicable Inducement Letter. Upon any such cancellation, such Holder has agreed to irrevocably waive any and all rights to any future adjustment of the exercise price or any other economic terms of such Holder’s Existing Warrants pursuant to Section 3(b) thereof, arising from or in connection with any issuance of securities or other transaction by the Company occurring after the Final Funding Date.

The resale of the shares of the Company’s common stock underlying the Existing Warrants have been registered pursuant to existing registration statements on Form S-1 (File No. 333-289216) and Form S-3 (File No. 333-289443), declared effective by the SEC on each of August 12, 2025 and August 25, 2025, respectively.

The Company also agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if the Company is not then eligible to register securities on Form S-3) (the “Resale Registration Statement”) providing for the resale of the shares of common stock issued or issuable upon exercise of the New Warrants, within 30 calendar days of the closing, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 60 calendar days (or within 90 calendar days in case of “full review” of the Resale Registration Statement by the SEC) following the initial filing of such Resale Registration Statement and to keep the Resale Registration Statement effective at all times until the earlier of (i) the time no holder of the New Warrants owns any New Warrants or New Warrant Shares and (ii) the Delegend Date (as defined in the Inducement Letters).

Terms of the New Warrants

The following summary of certain terms and provisions of the New Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the New Warrants, the form of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Duration and Exercise Price

Each New Warrant has an exercise price of $1.40 per share. The New Warrants are immediately exercisable from the date of issuance and expire five years from such date. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations or similar events affecting the Company’s common stock and the exercise price.

Exercisability

The New Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of the Company’s common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s New Warrants up to 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants, provided that any increase will not be effective until 61 days following notice to the Company.

Forced Exercise

The New Warrants provide that, at any time any New Warrants are outstanding, if the closing price of the Company’s common stock on the applicable trading market equals or exceeds 300% of the exercise price then in effect for any 20 consecutive trading days, the Company may, subject to the satisfaction of certain equity conditions, require the holder to exercise all or a portion of the New Warrants for cash.

Cashless Exercise

If, at the time a holder exercises its New Warrants, a registration statement registering the resale of the New Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the New Warrants.

Rights as a Stockholder

Except as otherwise provided in the New Warrants or by virtue of the holder’s ownership of shares of the Company’s common stock, such holder of New Warrants does not have the rights or privileges of a holder of the Company’s common stock, including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants will provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on shares of the Company’s common stock.

Fundamental Transactions

If at any time the New Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the New Warrants), a holder of New Warrants will be entitled to receive, the number of shares of common stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of common stock for which the New Warrants are exercisable immediately prior to the Fundamental Transaction. As an alternative, and at the holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), the Company shall purchase the unexercised portion of the New Warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the New Warrants) of the remaining unexercised portion of the New Warrants on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments

The New Warrants may be modified or amended or the provisions of the New Warrants waived with the Company’s and the holder’s written consent.

The forms of New Warrant and Inducement Letter are attached as Exhibits 4.1 and 10.1, respectively. The description of the terms of the New Warrants and Inducement Letters are not intended to be complete and are qualified in its entirety by reference to such exhibits. The Inducement Letters contain customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. The New Warrants and New Warrant Shares are being offered and sold by the Company in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 8.01. Other Events.

On January 12, 2026, the Company issued a press release announcing, among other things, the transactions contemplated by the Inducement Letters, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of New Warrant.
10.1	Form of Inducement Offer Letter.
99.1	Press Release issued by OS Therapies Incorporated on January 12, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OS THERAPIES INCORPORATED

Dated: January 12, 2026	By:	/s/ Paul A. Romness, MPH
		Name:	Paul A. Romness, MPH
		Title:	President and Chief Executive Officer

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